Exhibit 4.10

Supplementary Agreement to the Exclusive Management Services and Business Cooperation Agreement

This Supplementary Agreement to the Exclusive Management Services and Business Cooperation Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties in Beijing of the People’s Republic of China, on November 30, 2024.

Party A1: Beijing Lexuebang Network Technology Co., Ltd., a wholly foreign-owned enterprise legally established and subsisting under the laws of the PRC with a unified social credit code of 911101083217069797 and a registered address at W105, 1st Floor, Building 7, East Area, Courtyard #10, Xibeiwang East Road, Haidian District, Beijing.

Party A2: Beijing Yuexuebang Network Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of China, with Unified Social Credit Code 91110108MA01XGKF1F, and registered address at Room 407-3475 (Cluster Registration), Shilipu Town Government Office Building, 67 Xidaqiao Road, Miyun District, Beijing.

Party A3: Wuhan Yuexuebang Network Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of China, with Unified Social Credit Code 91420100MA49G7L880, and registered address at 19F, Building 4, Guanggu APP Plaza, Shuiguangxingcheng D Zone, Xiongzhuang Road No. 8, Wuhan East Lake New Technology Development Zone.

Party B: Gaotu Education Technology Group Co., Ltd. (formerly known as Beijing Baijia Technology Group Co., Ltd. and Beijing Baijia Interconnection Technology Co., Ltd.), a limited liability company duly incorporated and validly existing under the laws of China, with Unified Social Credit Code 91110108397109142T, and registered address at Room 201, 2nd Floor, Building 17, Northwest Wangdong Road No. 10 Yard, Haidian District, Beijing.

Party C: Current Shareholders of Party B, as listed in Appendix I hereto, with their capital contribution to and ratio of capital contribution of Party B set forth in Appendix I hereto.

(Party A1, Party A2, and Party A3 are referred to as “party A” respectively and collectively referred to as the ”parties”.

Whereas:

1.
Party A1, Party B, and Party C executed the Exclusive Management Services and Business Cooperation Agreement (the “Original Agreement”) on March 16, 2019.
2.
Party A, Party B, and Party C executed the Supplementary Agreement on January 26, 2021, whereby Party A2 and Party A3 joined the Original Agreement and collectively assumed the rights and obligations of Party A1 thereunder. The Parties further executed a Confirmation Letter on April 17, 2023, clarifying the allocation of rights and obligations among Party A under the Original Agreement.
3.
The Parties hereby mutually agree to the following supplementary terms through amicable negotiation:
I.
In light of Party B’s business expansion, the list of Party B’s subsidiaries in Appendix II of the Original Agreement is hereby amended as follows:

1.	Beijing Gaotu Yunji Education Technology Co., Ltd.
2.	Beijing Gaotu Chengqi Travel Service Co., Ltd.
3.	Beijing Jiazhi Technology Co., Ltd.
4.	Shanghai Gaotu Yunji Education Technology Co., Ltd.
5.	Beijing Gaotu Yunfan Technology Co., Ltd.
6.	Beijing Yuexuebang Network Technology Co., Ltd.
7.	Wuhan Yuexuebang Network Technology Co., Ltd.
8.	Chengdu Yuexuebang Network Technology Co., Ltd.
9.	Chengdu Gaotu Yunji Education Technology Co., Ltd.
10.	Guangzhou Gaotu Technology Co., Ltd.
11.	Guangzhou Xinghuo Online Computer Technology Co., Ltd.
12.	Jinan Gaotu Yunzhi Technology Co., Ltd.
13.	Suzhou Gaotu Information Technology Co., Ltd.
14.	Taiyuan Gaotu Yunji Education Technology Co., Ltd.
15.	Wuhan Gaotu Yunji Education Technology Co., Ltd.
16.	Xi’an High-Tech Zone Gaotu Yunji Art Training School Co., Ltd.
17.	Zhengzhou Gaotu Yunji Education Technology Co., Ltd.
II.
This Agreement shall become effective on the date of execution, and shall be rescinded or terminated once the Original Agreements are rescinded or terminated.
III.
This Agreement is an integral part of the Original Agreements and has the same effect as the Original Agreements. In case of any inconsistency between this Agreement and the Original Agreements, this Agreement shall prevail.
IV.
Any matter not covered herein shall be subject to the provisions of the Original Agreements. If there is no related provisions in the Original Agreements, it shall be settled by the Parties through negotiation.
V.
This Supplementary Agreement is prepared in sextuplicate. Each party shall hold one copy, and all copies have the same legal effect.

(The remainder of this page is intentionally left blank.)

(This page is intentionally left blank as the signature page for the Supplementary Agreement to the Exclusive Management Service and Business Cooperation Agreement.)

Party A1: Beijing Lexuebang Network Technology Co., Ltd. (Seal)
Authorized Representative (Signature): ___________________________

Party A2: Beijing Yuexuebang Network Technology Co., Ltd. (Seal)
Authorized Representative (Signature): ___________________________

Party A3: Wuhan Yuexuebang Network Technology Co., Ltd. (Seal)
Authorized Representative (Signature): ___________________________

(This page is intentionally left blank as the signature page for the Supplementary Agreement to the Exclusive Management Services and Business Cooperation Agreement.)

Party B: Gaotu Education Technology Group Co., Ltd. (Seal)
Authorized Representative (Signature): ___________________________

(This page is intentionally left blank as the signature page for the Supplementary Agreement to the Exclusive Management Services and Business Cooperation Agreement.)

Party C: Chen Xiangdong
Signature:___________________________

(This page is intentionally left blank as the signature page for the Supplementary Agreement to the Exclusive Management Services and Business Cooperation Agreement.)

Party C: Luo Bin
Signature: ___________________________

Appendix I: Current Shareholders of Party B

Name of Shareholder	Capital contribution (’0,000 RMB）	Ratio of capital contribution
Chen Xiangdong	5,405.4	98.28%
Luo Bin	94.6	1.72%
Total	5,500.00	100%